Exhibit 5.1

April 19, 2007

Baltimore Gas and Electric Company

110 W. Fayette Street

Baltimore, MD 21201

Ladies and Gentlemen:

I am Vice President and Associate General Counsel for Constellation Energy Group, Inc., a Maryland corporation, and the parent company of Baltimore Gas and Electric Company, a Maryland corporation (“BGE”), and am furnishing this opinion in connection with the registration statement on Form S-4 filed with the Securities and Exchange Commission on or about the date hereof (as such registration statement may be amended or supplemented, the “Registration Statement”) relating to the proposed registration under the Securities Act of 1933, as amended (the “Act”) of (i) up to $300,000,000 aggregate principal amount of BGE’s 5.90% Series B Notes due October 1, 2016 and (ii) up to $400,000,000 aggregate principal amount of BGE’s 6.35% Series B Notes due October 1, 2036 (the “Exchange Notes”) to be offered in exchange for all of the outstanding 5.90% Series A Notes due October 1, 2016 and 6.35% Series A Notes due October 1, 2036 (the “Original Notes” and together with the Exchange Notes, the “Notes”). The Original Notes were, and the Exchange Notes will be, issued under the Indenture, dated as of July 24, 2006, as supplemented by the First Supplemental Indenture, dated as of October 13, 2006 (together, the “Indenture”), between BGE and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

In connection with this opinion, I have considered such records and documents, and made such examinations of law, as I have deemed relevant. For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than BGE and the due authorization, execution and delivery of all documents by the parties thereto other than BGE. I have further assumed that the Indenture is a legally binding obligation of the Trustee.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, I advise you that, in my opinion, the Indenture has been duly authorized, executed and delivered by BGE and constitutes a legally binding obligation of BGE, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws and rules of law affecting the enforcement generally of creditors' rights and remedies and the exercise of judicial discretion in accordance with general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). When (1) the Registration Statement has become effective under the Act, provided that such effectiveness shall not have been terminated, (2) the Exchange Notes have been duly authorized, executed and authenticated in accordance with the terms of the Indenture, and (3) the Exchange Notes have been exchanged for Original Notes as contemplated in the Registration Statement, then the Exchange Notes will constitute legally binding obligations of BGE, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws and rules of law affecting the enforcement generally of creditors' rights and remedies and the exercise of judicial discretion in accordance with general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

I express no opinion as to the law of any jurisdiction other than the law of the States of Maryland and New York. With respect to all matters of New York law, I have relied solely upon the opinion, dated the date hereof, of Kirkland & Ellis LLP, and my opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Kirkland & Ellis LLP. I did not find it necessary for the purposes of this opinion, and accordingly I do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states. I undertake no responsibility to update or supplement this opinion in response to changes in law or future events or circumstances. The opinion expressed herein concerns only the effect of the law (excluding the principles of conflicts of law) of the States of Maryland and New York as currently in effect.

This opinion is being furnished in accordance with the requirements of Item 601 of Regulation S-K promulgated under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is rendered solely for your benefit and may not be used, circulated, quoted relied upon or otherwise referred to by any other person for any other purpose without my prior written consent.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion in the section “Legal Matters” contained therein. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Act.

Very truly yours,

/s/ Charles A. Berardesco

Charles A. Berardesco

Vice President and Associate General Counsel